Exhibit 99.1
January 17, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 241,000 of its ordinary shares in the period from January 09, 2023 up to and including January 12, 2023 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
January 09, 2023	70,000	114.978387	XLON
January 10, 2023	60,000	114.524634	XLON
January 11, 2023	55,000	111.800000	XLON
January 12, 2023	56,000	113.162444	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 25,282,150.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 206,889,032. The figure of 206,889,032 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/8354M_1-2023-1-16.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

January 24, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 164,736 of its ordinary shares in the period from January 16, 2023, up to and including January 20, 2023, in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
January 16, 2023	42,115	11,345.0000	XLON
January 17, 2023	12,409	11,321.9292	XLON
January 18, 2023	42,984	11,280.2365	XLON
January 19, 2023	38,052	10,920.0000	XLON
January 20, 2023	29,176	10,929.0528	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 25,446,886.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 206,724,296. The figure of 206,724,296 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/5946N_1-2023-1-23.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111